UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010

ARYX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33782	77-0456039
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6300 Dumbarton Circle Fremont, California	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 585-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.      Costs Associated with Exit or Disposal Activities.

On December 14, 2010, our board of directors approved a restructuring plan providing for the termination of all current employees.  The restructuring plan is designed to reduce our operational expenses substantially and conserve cash resources pending the receipt of guidance from the U.S. Food and Drug Administration regarding the special protocol assessment we submitted for our gastrointestinal product candidate, naronapride.

The reduction in force contemplated by the restructuring plan specifically resulted in the termination of all of our employees effective December 15, 2010. Each employee affected by the reduction in force will be provided with a severance payment and a transition expense payment, consisting of lump sum payments equal to two months of such employee’s base salary and six months of COBRA health insurance premiums, respectively. Following the reduction in force, each affected employee entered into a consulting agreement with us providing for their continued service as needed on an hourly basis effective December 16, 2010.  The affected employees will receive continued vesting of their stock options under the consulting agreements.

As a result of the restructuring plan, we estimate that we will record an aggregate restructuring charge of approximately $750,000 in the fourth quarter of 2010 for severance and other personnel-related expenses, such as employee benefits. The restructuring charge we expect to incur in connection with the restructuring plan is subject to a number of assumptions, and actual results may differ materially. We may also incur other material charges not currently contemplated due to events that may occur as a result, or associated with, the restructuring plan.

This current report on Form 8-K contains forward-looking statements, including, without limitation, statements related to the expected savings, costs and related charges of the reduction in force.  Words such as “designed,” “expect,” “will,” “estimate,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that the restructuring costs may be greater than anticipated, the risk that the workforce reduction and any future workforce and expense reductions may have an adverse impact on our internal programs and operations,  and the risk that we will need substantial additional funding in the near term and may be unable to raise additional capital when needed which would force us to limit or cease operations. These and other risk factors are discussed under “Risk Factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and other filings with the Securities and Exchange Commission. We expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The restructuring plan described above in Item 2.05 of this Current Report also resulted in the termination of our named executive officers in their capacities as employees, effective December 15, 2010.  In connection with the reduction in force, each named executive officer entered into a separation agreement with us providing for a severance payment and a transition expense payment, consisting of lump sum payments equal to two months of such executive officer’s base salary and six months of COBRA health insurance premiums, respectively. In accordance with the terms of our Executive Severance Benefit Plan, effective May 20, 2009, each named executive officer also received accelerated vesting of such executive officer’s stock options that would have vested and become exercisable over the six months following his termination date.

Following the reduction in force, each of our named executive officers entered into a consulting agreement with us, effective December 16, 2010, providing for continued service as needed on an hourly basis as follows:

Name and Principal Position	Hourly Rate ($)
Paul Goddard, Ph.D.	300
Chairman and Chief Executive Officer
John Varian	205
Chief Operating Officer and Chief Financial Officer
Pascal Druzgala, Ph.D.	180
Vice President and Chief Scientific Officer
David Nagler	160
Vice President, Corporate Affairs and Secretary

Under the consulting agreements, each named executive officer will receive continued vesting of his stock options and restricted stock units.

Item 8.01.              Other Events.

On December 15, 2010, we issued a press release announcing the restructuring plan and associated reduction in force described in Items 2.05 and 5.02 of this Current Report. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.      Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

99.1	Press release, dated December 15, 2010, entitled “ARYx Therapeutics Provides Update on Company Status.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 16, 2010

ARYX THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated December 15, 2010, entitled “ARYx Therapeutics Provides Update on Company Status.”